EXHIBIT 99.2

Remarks of Bernard P. Aldrich

Rimage Corporation 3rd Quarter FY 2008 Conference Call

October 22, 2008

▪	Good morning and thank you for taking the time to participate in our third quarter earnings conference call.
▪	Joining me today is Rob Wolf, our chief financial officer, who will review our recent operating results following my opening remarks.
▪	Also with us is Manny Almeida, our executive vice president of sales and marketing.
▪	We will be pleased to take your questions at the conclusion of our remarks.
▪

Since Regulation FD prohibits us from providing any forward-looking statements unless they are simultaneously released to the public, we have provided financial guidance for the fourth quarter of 2008 in this morning’s release.

▪	It is important to understand that this guidance is subject to a number of risks that could affect our anticipated performance.
▪	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.
▪	Turning now to the subject of this conference call, our third quarter sales totaled $25.2 million.
▪	This compares to $33.7 million in the third quarter of 2007, which included $8.4 million of retail-related equipment sales, maintenance contracts and replacement printer ribbons.
▪	There were no significant retail-related equipment sales in the current quarter.
▪	Third quarter earnings of $4.0 million or $0.42 per diluted share were down from $6.2 million or $0.59 per diluted share in the same period of 2007.
▪

Our third quarter sales and earnings exceeded our previously issued guidance for this period due primarily to higher than forecasted sales of digital publishing equipment transacted through our global sales channel.

▪	As a result, our gross margin was higher than anticipated, which had a positive impact on Rimage’s profitability for this period.
▪	With that said, the fact remains that economic conditions are continuing to affect our business.
▪	Many customers have adopted a cautious attitude toward capital expenditures, which has resulted in lengthened selling cycles for our equipment.
▪

It is impossible for us to forecast when market conditions will start to materially strengthen, but it is important to point out that Rimage has remained profitable in 2008 with year-to-date earnings of $0.79 per diluted share.

▪	Our ability to remain solidly profitable despite the challenging global economy stems from several key factors.
▪	For instance, our third quarter net margin of 16% demonstrates that a significant portion of every sales dollar flows through to our bottom line.
▪	There are several main reasons for this.
▪	Rimage is not a capital-intensive business.
▪	In addition, we have significantly streamlined our cost structure through the annualized $2.0 million of expense reductions that we instituted earlier this year.
▪	Moreover, since we are virtually debt-free, our operating income is not materially eroded by interest expense.
▪	Our sales and earnings also have benefited from several other factors.
▪	First, we are strengthening our distribution channel.
▪	Among other things, we are carefully reviewing each of our distribution partners as we explore new ways to expand the penetration of our full line of products into our customer base.
▪	Second, we are continuing to benefit from our position as the industry-leading provider of CD/DVD/Blu-ray publishing solutions for mission-critical, high-end applications.
▪	Supported by this position, our field sales force and distribution partners are continuing to report customer interest in our optical technology across a broad range of applications.
▪	Third, our sales representatives and distributors have stepped up their efforts to pursue all available opportunities.
▪	Fourth, and equally important, Rimage’s strong financial condition is enabling us to operate effectively in today’s challenging global economy.
▪	We ended the third quarter with cash and investments of nearly $91 million, working capital of $66 million and a virtually debt-free balance sheet.
▪	As a result, we have more than ample resources for supporting our various growth initiatives without recourse to capital markets.
▪

Turning to the financial guidance contained in this morning’s release, we expect to remain solidly profitable in the fourth quarter ending December 31 with forecasted earnings of $0.15 to $0.21 per diluted share on sales of $20 to $22 million.

▪	At this level, our full-year earnings would be in the range of $0.94 to $1.00 per diluted share.
▪	Longer-term, we remain optimistic about Rimage’s future.
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We are establishing the foundation required for penetrating several highly promising business services markets, including media and broadcasting, law enforcement, education, government, software and professional services.

▪	Taken as a whole, these business service applications represent highly promising growth opportunities.
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And, supported by our strong cash position, we are moving forward with the development of next-generation as well as upgraded products that will keep Rimage at the forefront of the on-demand disc publishing industry.

▪	All in all, we have every reason to believe that Rimage’s future is promising.
▪	Thank you. Now Rob Wolf will review our third quarter results in some detail.

Remarks of Robert M. Wolf

Rimage Corporation 3rd Quarter FY 2008 Conference Call

October 22, 2008

▪	Thanks, Bernie
▪	First, I will run through some third quarter sales highlights.
▪	Sales of digital publishing equipment declined 46% in the third quarter of 2008 and accounted for 42% of total sales, compared to 57% in the third quarter of 2007.
▪	The absence of significant retail-related equipment sales in this year’s third quarter was primarily responsible for the year-over-year decline in this revenue category.
▪

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 3% in the third quarter and accounted for 58% of sales, compared to 43% in the third quarter of 2007.

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Consumables have accounted for a significantly larger portion of our sales mix during 2008 due to the economy-related slowdown in sales of disc publishing hardware, in addition to the expansion of our base of retail installations that occurred in 2007.

▪	International sales declined 3% in the third quarter and accounted for 35% of total sales, compared to 27% in the year-earlier period.
▪	Our lower international sales reflect the impact of weakening economic conditions on our European and Asian operations.
▪	Rimage’s gross margin was 48% in the third quarter, up from 44% in the second quarter and down modestly from 49% in the third quarter of 2007.
▪	Our third quarter gross margin was higher than originally anticipated due to better-than-forecasted sales of disc publishing hardware.
▪	At this time, we believe our gross margin for the fourth quarter will be in the low to mid-40% range.
▪	Moving down the P&L, our overall cost structure in the third quarter benefited from the $2.0 million of annualized expense reductions that we instituted in May.
▪	Third quarter R&D expense came to $1.2 million, down from $1.5 million in the second quarter and $1.6 million in last year’s third quarter.
▪	Despite the reduced level of R&D expense, we are moving forward with the development of next-generation products, in addition to important enhancements to our current product line.
▪	R&D spending in the fourth quarter of 2008 is forecasted to be 5% to 10% above the third quarter level.

▪	Selling, general and administrative expense totaled $5.2 million in the third quarter, down from $5.7 million in this year’s second quarter and $6.2 million in the third quarter of 2007.
▪	SG&A is expected to be 5% to 10% above the third quarter level due to several non-recurring items.
▪	Our operating margin rose to 22% in this year’s third quarter, from 12% in the second quarter, but was down from 26% in the third quarter of 2007.
▪	We were taxed at an effective rate of 36% in the third quarter and believe our effective income tax rate for 2008 will be in the range of 35% to 37%.
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Turning now to our balance sheet, cash and investments totaled $90.6 million at the end of the third quarter, compared to $93.7 million at the end of the second quarter and $94.2 million at the beginning of 2008.

▪	During the quarter, cash of $4.3 million was used to repurchase approximately 275,000 Rimage shares under two 500,000 share buyback authorizations.
▪	And, during the first nine months of 2008, we used cash of $9.3 million to repurchase a total of 551,000 shares.
▪	Approximately 449,000 shares remain available for repurchase under our one uncompleted authorization.
▪	In addition, we used cash of $3.9 million in this year’s third quarter to purchase Rimage’s Minneapolis headquarters and manufacturing facility.
▪	Stockholders’ equity came to $106.6 million at the end of the third quarter, compared to $107.1 million at the end of the second quarter and $105.1 million at the end of 2007.
▪	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.